Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zuora, Inc. and subsidiaries:

We consent to the use of our report with respect to the consolidated financial statements included in the registration statement on Form S-1, as amended (Registration No. 333-223722), and to the reference to our firm under the heading “Experts” in that registration statement, incorporated by reference herein.

/s/ KPMG LLP

San Francisco, California

April 11, 2018